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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Pride International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

July 14, 2006
To Our Stockholders:
      On behalf of your board of directors and management, we are pleased to invite you to attend the annual meeting of stockholders of Pride International, Inc., which will be held at 9:00 a.m., Houston time, on August 10, 2006, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas.
      At this meeting, we will ask you to elect seven directors to serve one-year terms and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2006. The meeting also will provide us an opportunity to review with you our business and affairs during 2005.
      We are holding our annual meeting in August this year because of the delay in the filing of our 2005 annual report on Form 10-K. We expect to hold next year’s annual meeting on our usual schedule in mid-May.
      Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.
      We look forward to seeing you at the meeting.

Sincerely,
Louis A. Raspino
President and Chief Executive Officer

PRIDE INTERNATIONAL, INC.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
To be held on August 10, 2006
       The Annual Meeting of Stockholders of Pride International, Inc. will be held at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas on August 10, 2006, at 9:00 a.m., Houston time, for the following purposes:

Proposal 1.	To elect seven directors to serve for terms of one year.

Proposal 2.	To ratify the appointment of KPMG LLP as Pride’s independent registered public accounting firm for 2006.
      Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.
      The board of directors has established June 22, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at Pride’s executive offices for inspection by stockholders during ordinary business hours for proper purposes.
      Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By order of the Board of Directors

W. Gregory Looser
Secretary
July 14, 2006
5847 San Felipe, Suite 3300
Houston, Texas 77057

PRIDE INTERNATIONAL, INC.
5847 San Felipe, Suite 3300
Houston, Texas 77057

PROXY STATEMENT
FOR
2006 ANNUAL MEETING OF STOCKHOLDERS
       This proxy statement is furnished in connection with the solicitation of proxies by the Pride board of directors for use at the 2006 Annual Meeting of Stockholders of Pride to be held on August 10, 2006, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.
      All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the ratification of the appointment of Pride’s independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees and “FOR” ratification of the appointment of the independent registered public accounting firm.
      All shares of Pride common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies, together with this proxy statement and Pride’s 2005 annual report, are first being sent to stockholders on or about July 20, 2006.
QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES
      The board of directors has established June 22, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 163,741,095 shares of common stock were outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock at the annual meeting is necessary to constitute a quorum.
      The seven nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. The ratification of the appointment of Pride’s independent registered public accounting firm is subject to the approval of a majority of the votes cast on the matter.
      Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the ratification of the appointment of the registered independent accounting firm requires the approval of a majority of the votes cast, abstentions and broker non-votes will not affect the outcome of the voting.
      Any holder of Pride common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your Pride shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

COST AND METHOD OF PROXY SOLICITATION
      Pride will bear the cost of the solicitation of proxies. In addition to solicitation by mail, directors, officers and employees of Pride may solicit proxies from stockholders by telephone, facsimile or telegram or in person. Pride will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of Pride common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so. In addition, Pride has engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement of certain out-of-pocket expenses.
ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
      The board of directors has nominated the seven people listed below for election as directors, each to serve until the next annual meeting of stockholders or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee.
      In accordance with the retirement policy of Pride’s Corporate Governance Guidelines, Robert L. Barbanell, a director of Pride since Pride’s acquisition of Marine Drilling Companies, Inc. in September 2001, is retiring from Pride’s board of directors effective as of the annual meeting and is therefore not standing for re-election as a director. The board of directors has reduced the size of the board from eight to seven directors effective at the annual meeting, and the Nominating and Corporate Governance Committee is conducting a search, with the assistance of an outside consulting firm, for an additional qualified candidate for the board. If a director is appointed by board action during 2006, the director would be submitted to the stockholders for election at the 2007 annual meeting if renominated by the board.
Nominees for Election
      Each of the nominees for director has been approved by the board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, for submission to the stockholders. Set forth below is the current principal occupation (which, unless otherwise indicated, has been his principal occupation during the last five years), age and other information for each nominee:
      David A. B. Brown, 62, became chairman of the board in May 2005 and became a director of Pride in September 2001 in connection with Pride’s acquisition of Marine. Mr. Brown was a director of Marine from June 1995 until September 2001. Mr. Brown is currently chairman of Layne Christensen Company. Mr. Brown served as president of The Windsor Group, Inc., a strategy consulting firm, from 1984 until 2005. Mr. Brown was chairman of the board of the Comstock Group, Inc. from 1988 to 1990. Mr. Brown is also a director of EMCOR Group, Inc., NS Group, Inc. and Petrohawk Energy Corporation.
      J. C. Burton, 67, became a director of Pride in September 2001 in connection with Pride’s acquisition of Marine. Mr. Burton was a director of Marine from May 1998 until September 2001. He served in various engineering and managerial positions with Amoco Corporation, an integrated energy company, from 1963 until his retirement in March 1998. Most recently, he was the president of the international operations group for Amoco Exploration and Production Company.
      Archie W. Dunham, 67, became a director of Pride in May 2005. Mr. Dunham was chairman of ConocoPhillips from August 2002, following the merger of Conoco Inc. and Phillips Petroleum Company, until his retirement in September 2004. He was chairman of Conoco from August 1999 to August 2002, and president and chief executive officer of Conoco from January 1996 to August 2002. He was an executive vice president of E.I. du Pont de Nemours and Company, Conoco’s former parent, from 1995 to October 1998. Mr. Dunham is a director of Phelps Dodge Corporation, Louisiana Pacific Corporation and Union Pacific Corporation.

      Francis S. Kalman, 58, became a director of Pride in October 2005. Mr. Kalman has been Executive Vice President and Chief Financial Officer of McDermott International, Inc. since February 2002. From March 2000 to February 2002, he was Senior Vice President and Chief Financial Officer of Vector ESP, Inc. From April 1999 to March 2000, he was a principal of Pinnacle Equity Partners, LLC. From February 1998 to April 1999, he was Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation. From May 1996 to September 1997, he was Senior Vice President and Chief Financial Officer of Keystone International, Inc. Mr. Kalman’s appointment as a director of Pride in October 2005 was recommended to the Nominating and Corporate Governance Committee by a third-party search firm engaged by the Committee.
      Ralph D. McBride, 60, has been a director of Pride since September 1995. Mr. McBride has been a partner with the law firm of Bracewell & Giuliani, L.L.P. in Houston, Texas, since 1980.
      Louis A. Raspino, 53, was named President, Chief Executive Officer and a director of Pride in June 2005. He joined Pride in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From December 2000 until March 2001, he was employed as Executive Vice President, Chief Financial Officer and Chief Operating Officer of JRL Enterprises, Inc. From February 1999 until December 2000, he served as Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978 until its merger with Burlington Resources, Inc. in 1997, he held a variety of increasingly responsible positions at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Raspino also is a director of Dresser-Rand Group Inc.
      David B. Robson, 67, became a director of Pride in September 2001 in connection with Pride’s acquisition of Marine. Mr. Robson was a director of Marine from May 1998 until September 2001. From August 1996 until his retirement in February 2004, Mr. Robson served as chairman of the board and chief executive officer of Veritas DGC Inc., a geophysical service provider to the petroleum industry. Prior thereto, he held similar positions with Veritas Energy Services Inc. and its predecessors since 1974. Currently, Mr. Robson is chairman of Vada Capital, Inc., a family-owned private equity firm.
Vote Required and Board Recommendation
      If a quorum is present at the annual meeting, the seven nominees receiving the greatest number of votes cast will be elected as directors. Your board of directors unanimously recommends a vote “FOR” election of the seven director nominees.
Compensation of Directors
      The annual retainer for the chairman of the board is $125,000. Each other director who is not an employee of Pride receives an annual retainer of $40,000 and a fee of $2,000 for each board and committee meeting attended. In addition, the chairman of the Audit Committee receives an annual fee of $12,000; the chairman of the Compensation Committee receives an annual fee of $10,000; and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $10,000.
      In addition, each nonemployee director receives stock options and restricted stock under Pride’s 2004 Directors’ Stock Incentive Plan, as determined by the Nominating and Corporate Governance Committee. In January 2005, each eligible director was granted options to purchase 6,800 shares of Pride common stock at an exercise price of $20.07 and 2,720 shares of restricted stock. In January 2006, each nonemployee director other than the chairman of the board was granted options to purchase 6,800 shares of Pride common stock at an exercise price of $33.13 and 2,720 shares of restricted stock. The chairman of the board was granted options to purchase 13,600 shares of Pride common stock at an exercise price of $33.13 and 2,720 shares of restricted stock. The number of options and shares of restricted stock to be granted in 2007 to each nonemployee director will equal the January 2006 levels.
      The options granted to nonemployee directors expire 10 years from the date of grant. Each option becomes exercisable as to 50% of the shares on the first anniversary of the grant date and as to the remaining

50% on the second anniversary of the grant date. Each option provides for adjustments in cases of mergers, stock splits and similar capital reorganizations. As long as the recipient continues to serve as a nonemployee director, the restricted stock vests with respect to 25% of the shares on each anniversary of the grant date. The restricted stock and options will, however, fully vest upon a change in control of Pride, or upon the recipient’s termination of service due to death, disability, resignation in compliance with Pride’s corporate governance guidelines or retirement on or after age 75. Upon termination of service for any other reason, any unvested shares of restricted stock and options will be forfeited, although the Nominating and Corporate Governance Committee may provide otherwise upon a termination other than for cause.
Corporate Governance
      Corporate Governance Guidelines. The board of directors has established Corporate Governance Guidelines to assist the board in the exercise of its responsibilities under applicable law and the listing standards of the New York Stock Exchange. The Guidelines provide a framework for governance of Pride and the board, covering such matters as determining director independence, director orientation and continuing education, director responsibilities, director access to management, annual evaluations of the board and other corporate governance practices and principles. The Guidelines are available on Pride’s website at www.prideinternational.com under “Corporate Governance” in the “Investors Relations” section. In addition, the Guidelines, as well as Pride’s Code of Business Conduct and Ethical Practices and the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, are available in print to any investor requesting a copy. Requests should be directed to Pride’s Investor Relations Department.
      Director Independence. It is the policy of the board that a substantial majority of the members of the board of directors, and all of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, qualify as “independent directors” in accordance with the listing standards of the New York Stock Exchange. In addition, it is the policy of the board that all the members of the Audit Committee also satisfy the criteria for independence under applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. No director is considered independent unless the board affirmatively determines that he or she has no material relationship with Pride, either directly or as a partner, shareholder or officer of an organization that has a relationship with Pride. The board has adopted categorical standards for director independence set forth in the Corporate Governance Guidelines to assist it in making independence determinations. The categorical standards are attached as Appendix A to this proxy statement. The board, however, considers all relevant facts and circumstances in making independence determinations. The categorical standards are reviewed periodically by the Nominating and Corporate Governance Committee. The board has determined that all of the directors and nominees for director, except Mr. Raspino, satisfy the independence standards of the New York Stock Exchange and Pride’s categorical standards. Mr. Raspino, Pride’s President and Chief Executive Officer, is employed by Pride.
      Code of Business Conduct and Ethical Practices. All directors and employees of Pride must act ethically at all times and in accordance with the policies comprising Pride’s Code of Business Conduct and Ethical Practices. The Code is a reaffirmation that Pride expects all directors and employees to uphold Pride’s standards of honesty, integrity, ethical behavior and compliance with the law and to avoid actual or apparent conflicts of interest between their personal and professional affairs. Directors and employees are obligated to promptly report any good faith concerns or problems or any actual or suspected violations of the Code. The Code establishes procedures for the confidential and anonymous reporting of a violation of the Code. Pride prohibits any form of retaliation against any director or employee for reporting, in good faith, suspected violations of the Code. The Code is available on Pride’s website at www.prideinternational.com as described above.
      Accounting and Auditing Concerns. The Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Details regarding these procedures can be found on Pride’s website at www.prideinternational.com.

      Executive Sessions. The non-management directors meet regularly in executive session without management participation after each regular non-telephonic board meeting and at times meet in executive session after telephonic board meetings. In addition, if the group of non-management directors includes a director who is not independent under New York Stock Exchange listing standards, the independent directors will meet in executive session at least once annually. Currently, the director who presides at these meetings is the Chairman of the Board. If the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be.
      Communication with the Board. Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the non-management directors by submitting a communication in an envelope addressed to the “Board of Directors,” a specifically named non-management director or the “Non-Management Directors” as a group, in care of Pride’s Secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified non-management director or the non-management directors as a group.
      Stock Ownership Guidelines for Directors and Executive Officers. The board has adopted stock ownership guidelines for directors and executive officers. Each executive officer is expected to own shares of Pride common stock with a market value at least equal to the executive officer’s base salary in effect from time to time, and each director is expected to own not less than 5,000 shares. Unvested shares of restricted stock are included in the total, but shares that may be acquired upon exercise of unexercised stock options are excluded. Each executive officer and director is expected to attain such minimum level of stock ownership by the later of (1) the sixth anniversary of the effective date of the initial election or appointment of such person as an executive officer or director and (2) May 12, 2007, which is the second anniversary of Board approval of these stock ownership guidelines.
Organization of the Board of Directors
      The board of directors is responsible for oversight of the business and affairs of Pride. To assist it in carrying out its duties, the board has delegated certain authority to a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. During 2005, the board of directors of Pride held 12 meetings. Each director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he served that were held during the term of his service on the board and its committees. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are expected to attend annual meetings of Pride’s stockholders. With the exception of Mr. Kalman, who became a director in October 2005, all of the current directors attended the 2005 annual meeting.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Barbanell, Brown and McBride (Chairman). Following Mr. Barbanell’s retirement at the annual meeting, Mr. Kalman is expected to join the committee. The board of directors has determined that the members of the committee are independent under applicable New York Stock Exchange listing standards. The committee is responsible for identifying and recommending candidates to fill vacancies on the board of directors and for election by the stockholders, recommending committee assignments for directors to the board of directors, monitoring and assessing the performance of the board of directors and individual non-employee directors, reviewing compensation received by directors for service on the board of directors and its committees and developing and recommending to the board of directors appropriate corporate governance policies, practices and procedures for Pride. The committee held seven meetings during 2005. The charter of the committee is available on Pride’s website at www.prideinternational.com as described above.
      In assessing the qualifications of prospective nominees to the board of directors, the Nominating and Corporate Governance Committee considers each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Pride and its stockholders. Consideration is also given to the board of directors’ having an appropriate mix of backgrounds and skills.
      The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chairman, Nominating and Corporate Governance Committee, in care of the Secretary, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057. The recommendation should contain the following information:

•	the name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of Pride’s capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the committee’s evaluation.
Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Pride’s directors, executive officers, third-party search firms or other sources.
      Audit Committee. The Audit Committee currently consists of Messrs. Barbanell (Chairman), Brown, Burton, Dunham and Kalman. Following the annual meeting, the Audit Committee is expected to consist of Messrs. Brown, Dunham and Kalman (Chairman). The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and the New York Stock Exchange listing standards. The board of directors has determined that Mr. Brown is an audit committee financial expert as defined by applicable SEC rules. The committee’s purpose is to assist the board of directors in overseeing (a) the integrity of the financial statements of Pride, (b) the compliance by Pride with legal and regulatory requirements, (c) the independence, qualifications and performance of Pride’s independent auditors and (d) the performance of Pride’s internal audit function. The committee held 18 meetings during 2005. The board of directors has adopted a written charter for the Audit Committee, which is attached as Appendix B to this proxy statement and also is available on Pride’s website at www.prideinternational.com as described above.
      Compensation Committee. The Compensation Committee currently consists of Messrs. Burton, McBride and Robson (Chairman). Following the annual meeting, Mr. McBride is expected to leave the committee, and Mr. Dunham is expected to join the committee. The board of directors has determined that the members of the committee are independent under applicable New York Stock Exchange listing standards. The committee’s purpose is (a) to review and approve the compensation of Pride’s executive officers and other key employees, (b) to evaluate the performance of the CEO and to oversee the performance evaluation of senior management, (c) to administer and make recommendations to the board of directors with respect to Pride’s incentive-compensation plans, equity-based plans and other compensation benefit plans and (d) to produce a compensation committee report on executive compensation as required by the SEC for inclusion in the annual proxy statement. The committee held seven meetings during 2005. The charter of the committee is available on Pride’s website at www.prideinternational.com as described above.
      Compensation Committee Interlocks and Insider Participation. Mr. McBride, a member of the Compensation Committee, is a partner with the law firm of Bracewell & Giuliani, L.L.P., which provides legal services to Pride from time to time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires Pride’s executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of Pride common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish Pride with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to Pride during the year ended December 31, 2005 and written representations from its officers and directors, all Section 16(a) reports applicable to Pride’s officers and directors and any beneficial owners of ten percent or more of a class of equity securities were filed on a timely basis, except Jorge E. Estrada, a former director, filed late one Form 4 reporting a grant of restricted stock and a grant of stock options, and Robert E. Warren, Vice President — Investor Relations, reported late a holding that should have been included in his Form 3.

SECURITY OWNERSHIP
      The following table sets forth information as of June 1, 2006 with respect to the beneficial ownership of Pride common stock by (1) each stockholder of Pride who is known by Pride to be a beneficial owner of more than 5% of Pride common stock, (2) Pride’s directors and director nominees and the persons named in the “Summary Compensation Table” below and (3) all current executive officers and directors of Pride as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

	Number of Shares
Name and Address	Beneficially Owned(1)	Percent of Class

FMR Corp(2)	23,750,820	14.6%
82 Devonshire Street Boston, Massachusetts 02109
Putnam, LLC(3)	9,782,533	6.0
One Post Office Square Boston, Massachusetts 02109
SKAGEN Funds(4)	8,104,900	5.0
P.O. Box 160 N-4001 Stavanger, Norway
Robert L. Barbanell(5)	71,870	*
John R. Blocker, Jr	624,731	*
Paul A. Bragg(6)	212,574	*
David A.B. Brown	52,463	*
J. C. Burton	55,235	*
Gary W. Casswell(7)	399,889	*
Archie W. Dunham	7,720	*
Francis S. Kalman	2,720	*
W. Gregory Looser	136,112	*
Ralph D. McBride	82,973	*
Louis A. Raspino	489,462	*
Kevin C. Robert	26,128	*
David B. Robson	57,235	*
All current executive officers and directors as a group (12 persons)(1)	1,112,396	*

*	Less than 1% of issued and outstanding shares of Pride common stock.

(1)	The number of shares beneficially owned by the directors and executive officers includes shares that may be acquired within 60 days of June 1, 2006 by exercise of stock options as follows: Mr. Barbanell — 45,400; Mr. Blocker — 542,500; Mr. Bragg — 75,000; Mr. Brown — 40,025; Mr. Burton — 45,400; Mr. Casswell — 354,500; Mr. Dunham — 5,000; Mr. Kalman — none; Mr. Looser — 85,500; Mr. McBride — 62,233; Mr. Raspino — 356,000; Mr. Robert — 6,000; Mr. Robson — 45,400; and all current executive officers and directors as a group — 767,958.

(2)	Based solely on an amendment to Schedule 13G filed with the SEC on February 14, 2006 by FMR Corp. on behalf of itself, Mr. Edward C. Johnson III, chairman of FMR Corp., and Fidelity Management and Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. Includes 23,750,820 shares beneficially owned by Fidelity, which acts as an investment advisor to various registered investment companies (the “Fidelity Funds”), 1,322,590 shares beneficially owned by Fidelity Management Trust Company (“FMT”), a wholly owned subsidiary of FMR, 400 shares beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR Corp., and 384,700 shares beneficially owned by Fidelity International Limited (“FIL”), a company of which Mr. Johnson is the chairman. Each of Mr. Johnson and FMR Corp., through the control of Fidelity and FMT, has sole power to dispose of 23,750,820 shares and FMR Corp. has sole voting power with respect to 2,033,290 shares. Each of the Fidelity Funds’ boards of trustees has voting power over the shares held by each fund. Members of Mr. Johnson’s family, who together own approximately 49% of the outstanding voting stock of FMR Corp., may be deemed to be part of a controlling group with respect to FMR Corp.

(3)	Based solely on a Schedule 13G filed with the SEC on February 10, 2006 by Putnam, LLC (d/b/a Putnam Investments) (“PI”), an investment adviser, on behalf of itself, Putnam Investment Management, LLC

(“Putnam”), a wholly owned subsidiary of PI and investment adviser to the Putnam family of mutual funds, the Putnam Advisory Company, LLC (“Putnam Advisory”), a wholly owned subsidiary of PI and the investment adviser to Putnam’s institutional clients, and Marsh & McLennan Companies, Inc., of which PI is a wholly-owned subsidiary. PI reports shared voting power over 651,497 shares and shared dispositive power over 9,782,533 shares. Putnam reports shared voting power over 294,060 shares and shared dispositive power over 7,855,497 shares. Putnam Advisory reports shared voting power over 357,437 shares and shared dispositive power over 1,927,036 shares.

(4)	Based solely on a Schedule 13D filed with the SEC on March 16, 2006 by SKAGEN Funds (Stavanger Fondsforvaltning AS), a Norwegian investment company, on behalf of itself and J. Kristoffer C. Stensrud, its investment director. SKAGEN Funds and Mr. Stensrud report shared voting and dispositive power over these shares, which were acquired with investment funds in the mutual funds under management.

(5)	Includes 3,000 shares of Pride common stock owned by the Barbanell Family 1998 Trust.

(6)	Mr. Bragg resigned from Pride in June 2005. Mr. Bragg’s beneficial ownership in the table above is reported as of June 29, 2005, the date of Mr. Bragg’s resignation.

(7)	Includes 300 shares of Pride common stock owned in joint tenancy by Mr. Casswell and Mr. Casswell’s adult children.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Until his term as a director expired at the annual meeting of stockholders on May 12, 2005, William E. Macaulay served as chairman of Pride’s board of directors. Mr. Macaulay, the Chairman and Chief Executive Officer of First Reserve Corporation, had been a director of Pride since First Reserve’s first investment in Pride in July 1999.
      Until April 22, 2005, First Reserve Fund VII, Limited Partnership, and First Reserve Fund VIII, L.P., investment partnerships managed by First Reserve Corporation, and First Reserve Fund IX, L.P., an investment partnership managed by First Reserve GP IX, Inc., owned of record in the aggregate more than five percent of the total shares of Pride common stock outstanding.
      Pride, Fund VII, Fund VIII and Fund IX were subject to a stockholders agreement providing that, as long as Fund VII, Fund VIII, Fund IX or any of their affiliates, referred to in this proxy statement as the “First Reserve Group,” owned Company Securities that represented at least 5% of the voting power of Pride, Fund VIII was entitled to nominate one director to Pride’s board of directors. “Company Securities” included Pride common stock and other securities that were convertible into, exchangeable for or exercisable for the purchase of, or otherwise give the holder any rights in, Pride common stock or any class or series of Pride’s preferred stock entitled to vote generally for the election of directors or otherwise. Fund VIII could assign its right to nominate a director to Fund VII or Fund IX. Mr. Macaulay served as Fund VIII’s director nominee. The stockholders agreement also provided for restrictions on the acquisition, transfer and voting of Company Securities by the First Reserve Group. Members of the First Reserve Group were provided demand and piggyback registration rights with respect to Pride common stock they owned.
      In May 2005, Pride completed a public offering of 5,976,251 shares of its common stock under its “shelf” registration statement. Pride used the net proceeds of approximately $123.6 million (before offering expenses) to purchase a total of 5,976,251 shares of Pride common stock from the three First Reserve funds at a price per share equal to the proceeds per share that Pride received from the offering. The shares repurchased from the funds were subsequently retired. There was no increase in the total number of outstanding shares of Pride common stock resulting from these transactions. In connection with the transaction, the stockholders agreement described above was terminated.

COMPENSATION OF EXECUTIVE OFFICERS
      The following table discloses compensation for the years ended December 31, 2005, 2004 and 2003 for the Chief Executive Officer, the four other most highly compensated executive officers of Pride as of December 31, 2005 and one former chief executive officer whose employment was terminated in 2005.
Summary Compensation Table

				Long-Term Compensation
				Awards

		Annual Compensation			Shares
Name and Principal Position				Restricted	Underlying	All Other
(as of December 31, 2005)	Year	Salary	Bonus	Stock(1)	Options	Compensation(2)

Louis A. Raspino(3)	2005	$579,231	$925,000	$1,191,780	135,000	$15,710
President and Chief	2004	402,870	355,325	—	150,000	14,527
Executive Officer	2003	27,000	200,000	—	300,000
John R. Blocker, Jr.(4)	2005	437,677	400,000	682,380	85,000	15,083
Executive Vice President	2004	387,731	323,495	322,525	100,000	14,593
and Chief Operating Officer	2003	305,472	125,135	—	140,000	13,232
W. Gregory Looser	2005	296,515	260,349	501,750	62,500	14,718
Senior Vice President,	2004	264,358	170,539	184,300	60,000	14,062
General Counsel	2003	177,376	26,712	—	16,000	8,169
and Secretary
Kevin C. Robert(5)	2005	313,476	197,121	147,720	15,000	1,872
Vice President — Marketing
Gary W. Casswell	2005	294,014	209,406	341,190	42,500	14,673
Vice President — Eastern	2004	277,231	198,802	230,375	70,000	14,126
Hemisphere Operations	2003	256,885	104,738	—	140,000	13,041
Paul A. Bragg(6)	2005	485,206	—	1,043,640	130,000	7,992,291
	2004	818,396	400,000	691,125	225,000	16,186
	2003	797,943	104,250	—	450,000	14,952

(1)	Amounts shown represent the dollar value of the awards as of the grant date using the closing stock price on the New York Stock Exchange as of that date. For 2005, the named executive officers were granted restricted stock awards as follows: Mr. Raspino — 54,000 shares; Mr. Blocker — 34,000 shares; Mr. Looser — 25,000 shares; Mr. Robert — 6,000; Mr. Casswell — 17,000 shares; and Mr. Bragg — 52,000 shares. The total number of shares of restricted stock held by the named executive officers as of December 31, 2005 and their market value based on the closing price of $30.75 per share as of that date were as follows: Mr. Raspino — 54,000 shares, $1,660,500; Mr. Blocker — 47,125 shares, $1,449,094; Mr. Looser — 32,500 shares, $999,375; Mr. Robert — 6,000 shares, $184,500; Mr. Casswell — 26,375 shares, $811,031; and Mr. Bragg — none. In general, the restricted stock vests in four equal annual installments beginning on the first anniversary of the date of grant. The restricted stock generally is subject to earlier vesting upon specified change in control events and upon termination of employment due to retirement, death or disability. See “— Employment Agreements” below for other applicable vesting provisions. Mr. Bragg’s restricted stock vested in connection with his separation from Pride in June 2005. See “— Severance Arrangements” below. Pride has never paid cash dividends on its common stock, and it does not expect to pay any such dividends in the foreseeable future. If, however, Pride does pay dividends on its common stock, it would also pay dividends on the restricted stock.

(2)	For all named executive officers, includes company matching contributions deposited into Pride’s 401(k) plan and premiums paid on behalf of the executive for life and accidental death insurance, which for 2005 are as follows:

	401(k)	Insurance
Name	Contribution	Premiums

Louis A. Raspino	$14,000	$1,710
John R. Blocker, Jr.	14,000	1,083
W. Gregory Looser	14,000	718
Kevin C. Robert	1,268	604
Gary W. Casswell	14,000	673
Paul A. Bragg	—	1,824

(3)	Mr. Raspino became President and Chief Executive Officer in June 2005. He joined Pride in December 2003.

(4)	Mr. Blocker resigned as Chief Operating Officer effective on May 31, 2006 and has elected to retire from the company, although he will remain an employee, but not an officer, during the pendency of Pride’s ongoing investigation into allegations of improper payments to foreign government officials to assist Pride with the investigation and to be available for consultation and to answer questions relating to Pride’s business. See “— Severance Arrangements” below.

(5)	Mr. Robert joined Pride in February 2005. In lieu of a signing bonus, Pride paid Mr. Robert an amount equal to $78,000 in connection with his obligation to repay a portion of his signing bonus with another employer. Pride has included that amount in the salary column.

(6)	Mr. Bragg resigned from Pride at the request of the board of directors in June 2005. In connection with his departure, Mr. Bragg received a lump sum amount payable under Pride’s Supplemental Executive Retirement Plan of approximately $5.1 million and a separation payment of $2.9 million, which was equal to two years of base salary and target bonus. These amounts are included in the all other compensation column. Pride currently is in litigation with Mr. Bragg with respect to his employment agreement. See “— Severance Arrangements” below.
Option Grants, Exercise and Valuation
      During 2005, options were granted to the named executive officers as shown in the first table below. All such options have an exercise price equal to the fair market value of Pride common stock on the grant date. Such options generally are exercisable as to one-fifth of the shares covered thereby at the end of each six-month period after the grant date and are subject to earlier vesting upon specified change in control events. Each option permits tax withholding to be paid by the withholding of shares of common stock issuable upon exercise of the option. Shown in the second table below is information with respect to stock option exercises in 2005 and unexercised options held at December 31, 2005.

Options Grants in 2005

	Individual Grants
						Potential Realizable Value at
	Number of		% of Total			Assumed Annual Rates of
	Securities		Options			Stock Price Appreciation for
	Underlying		Granted to	Exercise		Option Term(1)
	Options		Employees	Price	Expiration
Name	Granted		in 2005	($ per share)	Date	5%	10%

Louis A. Raspino	85,000	(2)	7.1%	$20.07	01/03/2015	$1,072,863	$2,718,845
	50,000	(3)	4.1%	25.47	07/07/2015	800,897	2,029,631
John R. Blocker, Jr.	85,000	(2)	7.1%	20.07	01/03/2015	1,072,863	2,718,845
W. Gregory Looser	62,500	(2)	5.2%	20.07	01/03/2015	788,870	1,999,151
Kevin C. Robert	15,000	(4)	1.2%	24.62	02/28/2015	232,251	588,569
Gary W. Casswell	42,500	(2)	3.5%	20.07	01/03/2015	536,431	1,359,422
Paul A. Bragg	130,000	(2)	10.8%	20.07	01/03/2015	1,640,849	4,158,233

(1)	The amounts under these columns result from calculations assuming 5% and 10% annual growth rates through the actual option term as set by the SEC and are not intended to forecast future price appreciation of Pride common stock. The gains reflect a future value based upon growth at these prescribed rates.

(2)	These options consist of the annual grant to executive officers approved by the Compensation Committee on December 21, 2004 to be effective on January 3, 2005, the first New York Stock Exchange trading day of 2005.

(3)	These options were granted to Mr. Raspino in connection with his election as Pride’s Chief Executive Officer and President. The Compensation Committee approved the grant on July 7, 2005.

(4)	These options were granted to Mr. Robert in connection with his employment by Pride. The Compensation Committee approved the grant on February 16, 2005, to be effective on his first day of employment, February 28, 2005.
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Value

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
			Fiscal Year End(1)		Fiscal Year End(2)
	Shares Acquired	Value
Name	Upon Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Louis A. Raspino	170,000	$1,442,383	204,000	211,000	$2,737,120	$2,303,680
John R. Blocker, Jr.	205,500	3,244,432	485,500	91,000	6,688,095	1,037,480
W. Gregory Looser	50,000	517,378	49,000	61,500	559,283	696,180
Kevin C. Robert	—	—	3,000	12,000	18,390	73,560
Gary W. Casswell	120,500	1,734,250	318,000	53,500	4,628,806	617,300
Paul A. Bragg	1,086,250	18,389,332	966,000	—	12,630,025	—

(1)	Number of options shown includes all options as of December 31, 2005.

(2)	Value reflects those options in-the-money based on a closing price of $30.75 per share at December 31, 2005, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby exceeds the option exercise price.
Supplemental Executive Retirement Plan
      Pride has implemented the Supplemental Executive Retirement Plan (the “SERP”) to provide specified benefits to certain management and highly compensated employees. The SERP is an unfunded, deferred compensation arrangement for employees who are approved by the Compensation Committee and who meet the other requirements of the plan. The specific provisions of a participant’s benefits are governed by his SERP participation agreement. Currently, Messrs. Raspino and Looser participate in the SERP. Mr. Bragg’s and Mr. Blocker’s participation is described below under “— Severance Arrangements.” None of the other named executive officers participate in the plan.
      Under the terms of Messrs. Raspino’s and Looser’s SERP participation agreements, if the participant’s employment terminates for any reason other than cause on or after his “normal retirement date,” which is the date he attains age 62, then he will receive from Pride annual payments equal to 50% of his final annual pay for his lifetime. If the participant terminates his employment prior to his normal retirement date but on or after the date he has attained age 55 and has completed 15 years of continuous employment with Pride, then Pride will make annual payments to him for his lifetime equal to 50% of his final annual pay reduced by a certain percentage based on the number of years from the date of that termination to his normal retirement date. See the “Annual Early Retirement Benefit” table below. “Final annual pay” for purposes of benefits calculations means a participant’s base annual salary and target bonus award under Pride’s annual incentive compensation plan as in effect on the participant’s last day of active employment. As of December 31, 2005, Mr. Looser was 36 and had six credited years of service. As of December 31, 2005, Mr. Raspino was age 53, and he is deemed to have met the service requirement for an early retirement benefit based upon his participation agreement. For Mr. Raspino, the foregoing benefits vest in five equal annual installments beginning January 2, 2004. For Mr. Looser, the foregoing benefits vest in five equal annual installments beginning January 1, 2006.
      If a participant’s service is terminated by Pride prior to his normal retirement date other than for cause or by the participant due to certain events including non-renewal or breach by Pride of his employment agreement or a significant adverse change in authority, then (a) the participant’s SERP benefit will immediately vest, (b) three years will be added to a participant’s age and time of service for purposes of determining the executive’s eligibility for and the amount of his early retirement benefit and (c) the actuarial equivalent of the normal retirement benefit or early retirement benefit, as applicable, will be paid in a lump sum as soon as practicable after such termination in compliance with Section 409A of the Internal Revenue Code. In addition, if the participant voluntarily resigns his employment for any other reason prior to attaining the above age and service requirements, his vested benefit under the SERP will commence on his normal retirement date. Benefits under the SERP are not subject to deduction for Social Security benefits or other offset amounts.
      In addition, immediately upon termination of employment with a vested right to a benefit under the SERP, the participant is entitled to receive until his death retiree medical and dental coverage for himself, his spouse (if any) as of the date of termination and his dependents who were covered under Pride’s group health plan as of the date of termination; these benefits will be at least as favorable as the group medical and dental coverage offered to Pride’s executive employees. This coverage will be suspended during any period the participant has medical coverage under another employer, with respect to the participant and his spouse (if applicable), will be converted to Medicare Supplement coverage upon becoming eligible for and covered by Medicare, and, with respect to his dependents, will terminate at such time as the dependents are no longer eligible for coverage under the terms of Pride’s group health plan. The participant will be responsible for the applicable premiums for coverage at the same rate paid by active executive employees.
      If the participant’s employment is terminated within two years (three years for Mr. Raspino) after a Change in Control (as defined under “— Employment Agreements” below), or in the event of a voluntary resignation by the participant within six months (12 months for Mr. Raspino) after a Change in Control, then the participant’s SERP benefit will fully vest and, in lieu of the lifetime cash payments, he will receive from Pride a lump sum payment in an amount equal to 50% of the greater of his final annual pay at the time of the Change in Control or his final annual pay at the time of termination, multiplied by ten. The participant’s spouse or beneficiaries are entitled to certain payments if he dies while employed by Pride or while receiving or entitled to receive benefits under the SERP. If Pride terminates the participant’s employment for cause (as defined in the SERP or his employment agreement), then he forfeits all rights to any benefits under the SERP.

      The following table provides the estimated annual early retirement benefit payable to a participant under the SERP for his lifetime based on the participant’s final annual pay and the number of years from the date of termination of the participant’s employment to his normal retirement date.
ANNUAL EARLY RETIREMENT BENEFIT

Number of Years	Final Annual Pay
Prior to Normal
Retirement Date	$500,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$2,000,000

less than 1	$240,000	$360,000	$480,000	$600,000	$720,000	$960,000
1 but less than 2	230,000	345,000	460,000	575,000	690,000	920,000
2 but less than 3	220,000	330,000	440,000	550,000	660,000	880,000
3 but less than 4	210,000	315,000	420,000	525,000	630,000	840,000
4 but less than 5	200,000	300,000	400,000	500,000	600,000	800,000
5 but less than 6	190,000	285,000	380,000	475,000	570,000	760,000
6 but less than 7	180,000	270,000	360,000	450,000	540,000	720,000
7 but less than 8	170,000	255,000	340,000	425,000	510,000	680,000
Employment Agreements
      Pride is a party to employment agreements with the following named executive officers: Mr. Raspino for a term ending December 3, 2007; Mr. Casswell for a term ending August 15, 2007; Mr. Looser for a term ending December 4, 2007; and Mr. Robert for a term ending February 28, 2008. Each agreement is subject to automatic renewals for successive one-year terms until either party terminates the contract effective upon the anniversary date of the respective agreement, with at least one year’s advance notice. Each agreement provides that if the executive is terminated involuntarily for reasons not associated with a Change in Control and not due to cause (as defined), the executive will receive (1) one full year (two years for Mr. Raspino) of base salary (not less than the highest annual base salary during the preceding three years); (2) one year (two years for Mr. Raspino) of life, health, accident and disability insurance benefits for himself and his immediate family; (3) an amount equal to one times the target award (two times the target award for Mr. Raspino) for Pride’s annual incentive compensation plan; and (4) immediate vesting of the executive’s options and awards, with the options remaining exercisable (i) with respect to Messrs. Raspino and Casswell, for their original term as if the executive was still employed by Pride and (ii) with respect to Messrs. Looser and Robert, for 120 days following termination. The agreements treat death, disability, specified constructive terminations of an employee or Pride’s failure to renew an agreement at the end of its term as an involuntary termination of the employee.
      Each agreement also provides for compensation due to involuntary termination following a Change in Control. “Change in Control” is defined to include the acquisition by a person of 20% or more of Pride’s voting power, specified changes in a majority of the board of directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company and sale or liquidation of Pride. In the event of a Change in Control, the term of the agreements will be extended for a period of two years (three years for Mr. Raspino) from the date of the Change in Control. In the event of a termination during the extended term of the agreement (including voluntary resignation by the executive within six months (12 months for Mr. Raspino) after a Change in Control), the executive will be entitled to receive (1) salary and benefits equal to two full years (three full years for Mr. Raspino) of compensation; (2) bonus equal to two times (three times for Mr. Raspino) the maximum award for the year of termination; (3) life, health and accident and disability insurance continued for two years (three years for Mr. Raspino) or until reemployment; and (4) immediate vesting of the executive’s options and awards, with the options remaining exercisable (i) with respect to Messrs. Raspino and Casswell, for their original term as if the executive was still employed by Pride and (ii) with respect to Messrs. Looser and Robert, for the longer of two years following the Change in Control or 120 days following termination. The agreements also provide that Pride will reimburse the executive for certain taxes incurred by the executive as a result of payments following a Change in Control.

      In addition, each agreement provides a noncompete clause for two years for Mr. Raspino, one year for Mr. Casswell and six months for Messrs. Robert and Looser after termination (voluntary or involuntary) assuming that it was not due to a Change in Control. In the event of a Change in Control, the noncompete clause does not apply.
Severance Arrangements

John R. Blocker, Jr.
      Mr. Blocker resigned as Chief Operating Officer effective on May 31, 2006 and has elected to retire from the company, although he will remain an employee, but not an officer, during the pendency of Pride’s ongoing investigation into allegations of improper payments to foreign government officials to assist Pride with the investigation and to be available for consultation and to answer questions relating to Pride’s business. Under his retirement agreement with Pride, during this employment period, Pride will continue to provide Mr. Blocker with the same compensation and benefits it previously provided, except that he is no longer eligible for grants or payments of annual bonus or other incentive awards other than the payment on March 15, 2007 of $118,750, which equals the pro rata portion of his target annual bonus from January 1, 2006 to June 1, 2006. Upon the conclusion of his employment, subject to the conditions described below, Mr. Blocker will be entitled to receive the following benefits under his retirement agreement in lieu of the benefits he would have received under his employment agreement with Pride and under the SERP. Under the retirement agreement, Mr. Blocker will be entitled to receive $258,400 annually, less applicable withholding, for his lifetime and, upon his death, $129,200 annually for the lifetime of his current spouse, if she survives him. He also will be entitled to receive until his death retiree medical and dental coverage for himself and his eligible dependents, including his current spouse, who were covered under Pride’s group health plan as of May 31, 2006; these benefits will be at least as favorable as the group medical and dental coverage offered to Pride’s executive employees. This coverage will be suspended during any period Mr. Blocker has medical coverage provided by another employer, will be converted to Medicare Supplement coverage upon his or his spouse’s becoming eligible for and covered by Medicare and, with respect to his eligible dependents other than his spouse, will terminate at such time as the dependents are no longer eligible for coverage under the terms of Pride’s group health plan. Mr. Blocker will be responsible for the applicable premiums for coverage at the same rate paid by active executive employees. In addition, upon the conclusion of his employment, any stock options and restricted stock that are not vested will immediately vest, and all stock options will remain exercisable for their original term as if Mr. Blocker was still employed by Pride. Receipt of these benefits will be subject to the determination by Pride’s Audit Committee or its Board of Directors that it does not have “cause” (as defined in the retirement agreement) to terminate Mr. Blocker’s employment. Mr. Blocker also will be required to execute a waiver and release under which he will waive, and release Pride from, all claims he may have against the company, except with respect to (1) rights of defense or indemnification arising under the certificate of incorporation, bylaws or other governing documents of Pride or its subsidiaries or under any director or officer liability or other insurance policy maintained by Pride or its subsidiaries, (2) rights to benefits accrued under Pride’s 401(k) plan or its Employee Stock Purchase Plan, (3) rights under the retirement agreement and (4) rights or claims as may arise after the date of the waiver.
      Mr. Blocker has agreed to refrain from any criticisms or disparaging comments about Pride and to keep information concerning matters affecting or relating to Pride or its business confidential. In addition, for a two-year period, Mr. Blocker has agreed to neither engage in specified activities that are in competition with Pride nor solicit any Pride employee to leave or compete with the company. The retirement agreement provides that any breach by Mr. Blocker of the confidentiality and non-competition provisions will result in the termination of Pride’s obligation to provide the payments and benefits described above, other than payments and benefits already earned or accrued.
      Upon execution of the retirement agreement, each of Mr. Blocker’s employment agreement with Pride and his SERP participation agreement was superseded, except that the non-competition provisions of the employment agreement remain in full force and effect as modified by the retirement agreement.

Paul A. Bragg
      At the request of Pride’s Board of Directors, Mr. Bragg resigned as President and Chief Executive Officer and as a director of Pride effective June 29, 2005. The terms of his severance compensation were governed by the employment agreement between Mr. Bragg and Pride dated February 5, 1999 and his SERP participation agreement. Mr. Bragg’s resignation was not considered a “voluntary resignation” or a termination for “cause” for purposes of his employment agreement. Mr. Bragg’s resignation was deemed an “involuntary termination” for all purposes, including his employment agreement, the SERP and his options and other awards. Mr. Bragg’s employment agreement provided for severance benefits of (1) an amount equal to two years of base salary and target bonus; (2) two years (or until offered by another employer, if earlier) of life, health, accident and disability insurance benefits for himself and his immediate family; and (3) immediate vesting of his options and awards, with stock options remaining exercisable for their original term as if Mr. Bragg was still employed by Pride. The agreement also provided for an indefinite non-disclosure covenant and a two-year noncompete covenant. Under the SERP, Mr. Bragg was entitled to receive a lump sum in the amount of the actuarial equivalent of annual payments equal to 50% of his combined annual salary and target bonus from normal retirement age (62) for his lifetime. The lump sum amount payable under the SERP was approximately $5.1 million. In addition, under the SERP, Mr. Bragg was eligible for retiree medical insurance benefits following the expiration of the two-year period for health insurance benefits described above. For these purposes, Mr. Bragg’s salary and target bonus were those that would have been effective as of July 1, 2005, or $800,000 and $640,000, respectively.
      Mr. Bragg filed suit against Pride in early October 2005 seeking a declaratory judgment that the non-competition provisions of his employment agreement are unlawful and unenforceable. Shortly thereafter, Mr. Bragg filed a second lawsuit against Pride alleging that Pride breached written and oral employment agreements with him and seeking damages aggregating more than $17.0 million. The suits were consolidated. Pride has filed counterclaims against Mr. Bragg seeking, among other things, a declaratory judgment that the non-competition provisions of his employment agreement are enforceable, restitution of certain amounts paid to Mr. Bragg should there be a finding that the non-competition provisions of his employment agreement are unenforceable, and disgorgement of certain amounts previously paid to Mr. Bragg stemming from actions that may have been taken by Mr. Bragg relating to his employment compensation claims.

Jorge E. Estrada
      On May 12, 2005, the employment of Jorge E. Estrada, Pride’s representative for business development and a director, was terminated. The terms of his severance were governed by his employment agreement. Mr. Estrada received (1) a separation payment of $180,000, which is an amount equal to one full year of base salary (not less than the highest annual base salary during the preceding three years); (2) one year of life, health, accident and disability insurance benefits for himself and his dependents; and (3) immediate vesting of his options and awards, with stock options remaining exercisable for their original term as if Mr. Estrada was still employed by Pride. Mr. Estrada is subject to an indefinite non-disclosure covenant and a one-year noncompete covenant.
      For 2005, in addition to the separation payment, Mr. Estrada received a salary of $75,000 and perquisites and other personal benefits totaling approximately $34,000. In February 2005, he was granted 2,720 shares of restricted stock and options to purchase 6,800 shares of common stock at an exercise price of $24.16, the fair market value of the common stock on the date of grant. Such options and restricted stock are subject to similar vesting provisions as the grant to the nonemployee directors in January 2005. Mr. Estrada also was reimbursed approximately $72,000 for items claimed as business expenses. The documentation submitted for a substantial portion of these expenses is inadequate to determine whether the expenses were personal or business-related.
Stockholder Return Performance Presentation
      Presented below is a line graph comparing for the last five years the yearly change in Pride common stock against the Simmons & Company International Index (which includes the upstream oil service and equipment companies in the January 2006 SCI Monthly Performance & Valuation Guide), the Simmons & Company International Offshore Drillers Index (which currently includes Pride, Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Fred.Olsen Energy ASA, GlobalSantaFe Corporation, Noble Corporation, Parker Drilling Company, Rowan Companies, Inc., Smedvig ASA, TODCO and Transocean Inc.) and the S&P 500 Index. The graph assumes that the value of the investment in Pride common stock and each index was $100 at December 31, 2000 and that all dividends were reinvested.

	December 31,

	2000	2001	2002	2003	2004	2005

Pride	100.0	61.3	60.5	75.7	83.4	124.9
SCI	100.0	74.8	71.6	82.5	119.2	168.7
SCI Offshore	100.0	72.9	64.3	70.2	107.8	173.6
S&P 500	100.0	88.1	68.6	88.3	97.9	102.8

COMPENSATION COMMITTEE REPORT
      The Compensation Committee consists of three outside directors, Messrs. Burton, McBride and Robson (Chairman), who are neither officers or employees of Pride nor eligible to participate in any of the compensation programs the Committee administers. The board of directors has determined that the members of the Committee are independent under applicable New York Stock Exchange listing standards.
      The Committee administers Pride’s compensation program for its executive officers. Currently, five of Pride’s officers are designated as executive officers. In this regard, the Committee’s role is to oversee Pride’s compensation plans and policies, to annually review and determine all executive officers’ compensation and to administer Pride’s equity incentive plans. The Committee’s charter reflects these various responsibilities, and the Committee periodically reviews and reassesses the adequacy of the charter and the composition of the Committee. The Committee Chairman reports on Committee actions and recommendations at meetings of the board of directors. Pride’s legal department, its Senior Vice President, General Counsel and Secretary and its Senior Vice President — Human Resources support the Committee in its work and act pursuant to delegated authority to fulfill various functions in administering Pride’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. During 2005, the Committee engaged an outside compensation consulting firm to assist the Committee in its review of the compensation of the executive officers. The consulting firm provided other services to Pride during 2005, primarily related to the valuation of stock options for financial statement presentation purposes and calculations relating to the SERP in connection with the termination of the employment of Mr. Bragg in June 2005.
      The key elements of the Committee’s 2005 compensation program are base salary, annual incentive awards and long-term incentive awards. Pride has employment agreements with its executive officers.
      Base Salary. Under the Committee’s program, the base salary for the executive officers and other key employees is established to position the individual above the 50th percentile of the individual’s peers in the contract drilling industry. Specific compensation for individual executives will vary within this target range. In establishing base salaries for executives other than the Chief Executive Officer, the Committee reviews and approves or modifies recommendations made by the Chief Executive Officer. Starting in 2005, the Committee moved its review of executive officer salary and bonus to the second quarter of the year. The new salaries are effective from July 1 of that year to the following June 30. Effective July 1, 2005, Pride’s executives at that time (other than Mr. Raspino, whose compensation is described below) received base salary increases ranging from 6% to 35% (in the case of an executive who received a promotion). Effective July 1, 2006, Pride’s executive officers (other than Mr. Raspino) received base salary increases ranging from 7% to 19%. The base salaries as of July 1, 2006 for the named executive officers (other than Mr. Raspino) currently employed by Pride are as follows: $360,000 for Mr. Looser, $315,000 for Mr. Robert, $315,000 for Mr. Casswell, and $475,000 for Mr. Blocker. Under his retirement agreement with Pride described above under “Compensation of Executive Officers — Severance Arrangements,” Pride will provide Mr. Blocker with his base salary in effect as of May 31, 2006 during his remaining employment period.
      Annual Incentive Awards. The second component of the program is the annual incentive compensation plan. Bonuses are paid on a discretionary basis by the Committee based on target objectives established by the Committee. The total incentive compensation paid under the plan, while expected to be based upon the guidelines established by the Committee, at all times remains subject to the Committee’s discretion. The plan for 2005 provided incentives to each executive officer to maximize Pride’s profitability, reduce debt, improve safety performance and meet individual performance targets. Target bonuses for 2005 (i.e., bonuses payable upon the achievement of target objectives) for the named executive officers currently employed by Pride, other than Mr. Raspino, as a percentage of base salary were as follows: Mr. Looser — 50%; Mr. Robert  — 45%; Mr. Casswell — 50%; and Mr. Blocker — 70%. In the case of exceptional performance, the Committee could award a bonus in excess of the target bonus, up to a maximum bonus payable of two times the target bonus. The bonuses actually paid for 2005 to those named executive officers, other than Mr. Raspino, as a percentage of base salary were as follows: Mr. Looser — 83%; Mr. Robert — 74%; Mr. Casswell — 71%; and Mr. Blocker — 84%.

      Bonuses for executive officers under the 2006 plan will be determined with reference to the level of achievement of plan objectives approved by the Committee. The 2006 bonus plan is based on performance in five major categories: income statement, balance sheet, safety, special projects and individual performance goals. Target bonuses payable for 2006 for the named executive officers currently employed by Pride (other than Mr. Raspino and Mr. Blocker) as a percentage of base salary are as follows: Mr. Looser — 55%; Mr. Robert — 55%; and Mr. Casswell — 55%. The maximum bonus equals to two times the target bonus. Under his retirement agreement with Pride, Mr. Blocker is no longer eligible for grants or payments of annual bonus or other incentive awards other than the payment on March 15, 2007 of $118,750, which equals the pro rata portion of his target annual bonus from January 1, 2006 to June 1, 2006.
      Bonuses for the named executive officers participating in the 2006 bonus plan will be determined based on the categories and associated percentages presented in the following table:

	Executive
	(Raspino,	Business
	Looser and	Unit
Category	Robert)	(Casswell)

INCOME STATEMENT FOCUS:
Earnings per share — consolidated	30%	10%
Earnings after tax — business unit	—	10%
Cost control:
General and administrative and operating expense reduction	10%	20%
Loss of revenue/downtime	5%	10%
BALANCE SHEET FOCUS:
Working capital — improving collection of receivables	—	10%
SPECIAL PROJECTS:
Maximizing value of Latin America land and E&P services businesses	20%	—
SAFETY	10%	15%
INDIVIDUAL PERFORMANCE GOALS	25%	25%

Total	100%	100%
      Long-Term Incentive Awards. The final component of the Committee’s compensation program is stock-based awards under Pride’s 1998 Long-Term Incentive Plan. Under the plan, the Committee is authorized to grant key employees, including the named executive officers, stock options and other stock and cash awards in an effort to provide long-term incentives to such executives. The Committee currently views stock options and restricted stock as the most effective way to tie the long-term interests of management directly to those of the stockholders. In awarding stock options and restricted stock to executives other than the Chief Executive Officer, the Committee reviews and approves or modifies recommendations made by the Chief Executive Officer.
      Factors used in determining individual award size are competitive practice (awards needed to attract and retain management talent), rank within Pride (internal equity), responsibility for asset management (size of job) and ability to affect profitability. In each individual case, previous option and restricted stock grants, as well as an individual’s current holdings, are considered in determining the size of new awards. Considering these factors, the Committee makes a subjective determination as to the level of each award.
      Chief Executive Officer Compensation. The Committee applies the executive compensation program described above in determining the Chief Executive Officer’s total compensation. In connection with his appointment as Chief Executive Officer in June 2005, the Committee reviewed Mr. Raspino’s base salary, comparing it to the salary of his peers in the international contract drilling industry, and recommended to the board of directors that his base salary be increased from his salary as Chief Financial Officer of $390,000 to

$750,000, effective July 1, 2005. That salary was in effect until June 30, 2006. For 2005, Pride awarded Mr. Raspino an incentive bonus of $925,000, which represented an incentive compensation award of 123% of Mr. Raspino’s salary at December 31, 2005. This incentive bonus reflects in part Mr. Raspino’s dual responsibility as Chief Executive Officer and Chief Financial Officer during the last six months of 2005. Mr. Raspino’s target bonus for 2005 as a percentage of base salary was 80%. In addition, in January 2005, the Committee awarded Mr. Raspino (a) options to purchase 85,000 shares of Pride common stock (at the market value of such stock on the date of the award) and (b) 34,000 shares of restricted stock. In connection with his appointment as Chief Executive Officer in June 2005, the Committee awarded Mr. Raspino options to purchase 50,000 shares of Pride common stock (at the market value of such stock on the date of the award) and 20,000 shares of restricted stock. Mr. Raspino’s base salary as of July 1, 2006 was increased to $850,000. The 2006 annual incentive plan for Mr. Raspino is based on the factors and weighting as set forth in the table above. Mr. Raspino’s target bonus payable for 2006 as a percentage of base salary equals 80%, with a maximum bonus equal to two times the target bonus.
      Supplemental Executive Retirement Plan. The Committee has implemented a Supplemental Executive Retirement Plan for executives that are selected from time to time by Pride’s Chief Executive Officer and approved by the Committee. Of the named executive officers, Messrs. Raspino and Looser currently participate in the SERP. See “Compensation of Executive Officers — Supplemental Executive Retirement Plan.”
      Limit on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to specified individuals. “Performance based” compensation meeting specified standards is deductible without regard to the $1 million cap. The Committee has approved payment of compensation in 2005 in excess of what is deductible under Section 162(m) and reserves the right to structure future compensation of Pride’s executive officers without regard for whether such compensation is fully deductible if, in the Committee’s judgment, it is in the best interests of Pride and its stockholders to do so.
      The Committee believes its practices are fair and equitable for both the executive officers and the stockholders of Pride.

Respectfully submitted,

David B. Robson, Chairman
J.C. Burton
Ralph D. McBride
AUDIT COMMITTEE REPORT
      The Audit Committee currently consists of Messrs. Barbanell (Chairman), Brown, Burton, Dunham and Kalman. The Audit Committee’s purpose is to assist the board in overseeing (1) the integrity of the financial statements of Pride, (2) the compliance by Pride with legal and regulatory requirements, (3) the independence, qualifications and performance of Pride’s independent auditors and (4) the performance of Pride’s internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Pride. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and New York Stock Exchange listing standards.
      Pride’s management is responsible for preparing Pride’s financial statements, and the independent auditors are responsible for auditing those financial statements and issuing a report thereon. Accordingly, the Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with KPMG LLP, Pride’s independent registered public accounting firm for 2005, those matters KPMG communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with KPMG its independence from Pride and received from KPMG the written disclosure and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” This discussion and disclosure informed the Audit Committee of the independence of KPMG and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by KPMG not related to the audit of Pride’s financial statements and to the review of Pride’s interim financial statements is compatible with maintaining the independence of KPMG. Finally, the Audit Committee reviewed and discussed the audited financial statements of Pride with Pride’s management, the internal auditors of Pride and KPMG. Pride’s management informed the Audit Committee that Pride’s audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.
      Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board has approved, that these audited financial statements be included in Pride’s Annual Report on Form 10-K for the year ended December 31, 2005.

Respectfully submitted,

Robert L. Barbanell, Chairman
David A.B. Brown
J.C. Burton
Archie W. Dunham
Francis S. Kalman
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)
      KPMG LLP has been appointed by the Audit Committee as the independent registered public accountant firm for Pride and its subsidiaries for the year ending December 31, 2006. This appointment is being presented to the stockholders for ratification. Representatives of KPMG are expected to be present at the annual meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.
Vote Required and Board Recommendation
      If a quorum is present at the annual meeting, the ratification of the appointment of KPMG requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” such ratification.
      If the stockholders fail to ratify the appointment of KPMG as Pride’s independent registered public accounting firm, it is not anticipated that KPMG will be replaced in 2006. Such lack of approval will, however, be considered by the Audit Committee in selecting Pride’s independent registered public accounting firm for 2007.
Other Matters
      On May 27, 2005, the Audit Committee dismissed PricewaterhouseCoopers LLP as Pride’s independent registered public accounting firm. The reports of PricewaterhouseCoopers on Pride’s consolidated financial statements as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle, except that the report on the consolidated financial statements of Pride for the year ended December 31, 2004 contained an adverse opinion on the effectiveness of internal control over financial reporting.
      During the years ended December 31, 2004 and 2003 and from January 1, 2005 through May 27, 2005, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make reference thereto in their reports on the financial statements for such years. In addition, none of the “reportable events” described in Item 304(a)(l)(v) of Regulation S-K occurred with respect to Pride during the years ended December 31, 2004 and 2003 and from January 1, 2005 through May 27, 2005, except that:

(1) As disclosed in Item 4 of Pride’s quarterly report on Form 10-Q for the quarter ended June 30, 2003, in connection with the completion of their review of Pride’s financial statements for the three-month and six-month periods ended June 30, 2003 included in that report and, in particular, their analysis of Pride’s loss provision related to its rig construction contracts, PricewaterhouseCoopers issued a letter to the Audit Committee dated August 13, 2003 noting certain matters in Pride’s technical services division that it considered to be a material weakness in internal control. The matters listed in the letter were the misapplication of generally accepted accounting principles and the lack of procedures and policies to properly process change orders with customers on a timely basis. As disclosed in that quarterly report and in subsequently filed periodic reports, Pride made changes in policies and procedures to improve and enhance internal controls with regard to the processing of change orders and in the technical services division generally, which Pride believes appropriately addressed the matters referred to in the letter.

(2) As disclosed in Item 9A of Pride’s annual report on Form 10-K for the year ended December 31, 2004, as amended, and in Item 4 of Pride’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, in connection with management’s assessment of the effectiveness of Pride’s disclosure controls and procedures and internal control over financial reporting as of December 31, 2004, management identified a material weakness in Pride’s internal controls. Pride did not maintain effective controls over the communication among operating, functional and accounting departments of financial and other business information that is important to the period-end financial reporting process, including the specifics of non-routine and non-systematic transactions. Contributing factors included the large number of manual processes utilized during the period-end financial reporting process and an insufficient number of accounting and finance personnel to, in a timely manner, (1) implement extensive structural and procedural system and process initiatives during 2004, (2) perform the necessary manual processes and (3) analyze non-routine and non-systematic transactions. The material weakness resulted in errors that have required the restatement on two separate occasions of Pride’s consolidated financial statements for prior periods. The material weakness had been remediated as of December 31, 2005.
      In May 2005, the Audit Committee requested proposals from a number of accounting firms. On May 27, 2005, after considering the proposals received, the Audit Committee engaged KPMG LLP as Pride’s independent registered public accounting firm for 2005.
      During the years ended December 31, 2004 and 2003 and from January 1, 2005 through May 27, 2005, neither Pride nor anyone acting on its behalf consulted KPMG regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Pride’s financial statements; or (2) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” described in Item 304(a)(1)(v) of Regulation S-K.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The following table presents fees for professional audit services rendered by each of KPMG LLP and PricewaterhouseCoopers LLP for the audit of Pride’s annual financial statements for the years ended December 31, 2005 and 2004, respectively, and fees billed for other services rendered by KPMG and PricewaterhouseCoopers during those periods.

	2005	2004

	(In thousands)
Audit Fees(1)	$6,207	$7,682
Audit-Related Fees(2)	—	291
Tax Fees(3)	17	1,650
All Other Fees(4)	2	5

Total	$6,226	$9,628

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory audits, accounting consultations, subsidiary audits and related matters. Audit Fees also include the audit of management’s report on the effectiveness of Pride’s internal control over financial reporting and the independent registered public accounting firm’s own audit of Pride’s internal control over financial reporting, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules.

(2)	Audit-Related Fees consisted of fees for audit-related services, which related to employee benefit plan audits, consultations concerning financial accounting and reporting standards and internal control assessment and testing beyond the level required as part of the consolidated audit.

(3)	Tax Fees consisted of fees for tax services, which related to services for tax compliance, tax planning, tax advice (including tax return preparation) and refund claims, assistance with tax audits and appeals and advice related to mergers and acquisitions.

(4)	All Other Fees consisted of fees for accounting research software.
      The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by Pride’s independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. All services provided by Pride’s independent public accounting firm in 2005 and 2004 were preapproved by the Audit Committee.
ADDITIONAL INFORMATION
Stockholder Proposals for the 2007 Annual Meeting
      Pride expects that its 2007 annual meeting of stockholders will be held on May 17, 2007. To be included in the proxy materials for the 2007 annual meeting, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by Pride a reasonable time before Pride begins to print and mail its proxy materials. Since Pride expects to print and mail its proxy materials by April 6, 2007, Pride believes that it must receive such stockholder proposals no later than December 7, 2006, which is the 120th day prior to the expected mailing date. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by Pride in accordance with the advance notice requirements of Pride’s bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.
      Pride’s bylaws provide the manner in which stockholders may give notice of business to be brought before an annual meeting, including nominations for election as director. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, the principal office of Pride not less than 120 days prior to the scheduled annual meeting date (regardless of any postponements of the annual meeting to a later date). If, however, the date of the scheduled annual meeting date differs by more than 30 days from the date of the previous year’s annual meeting, and if Pride gives less than 100 days’ prior notice or public disclosure of the scheduled annual meeting date, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of notice to the stockholders or public disclosure of the scheduled annual meeting date. Accordingly, if the 2007 annual meeting were held on May 17, 2007, notice would have to be delivered or received by January 17, 2007. The notice must set forth the information required by the provisions of Pride’s bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to W. Gregory Looser, Secretary, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057. Under current SEC rules, Pride is not required to include in its proxy statement any director nominated by a stockholder using this process. If Pride chooses not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.
Discretionary Voting of Proxies on Other Matters
      Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.
Annual Report on Form 10-K
      Copies of Pride’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, are available without charge to stockholders upon request to Robert E. Warren, Vice President-Investor Relations, at the principal executive offices of Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057.
Householding
      The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
      As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Pride’s corporate secretary at Pride’s principal executive offices, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone number (713) 789-1400. Pride will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2005 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Appendix A
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE
      As contemplated by the listing standards of the New York Stock Exchange, the Board has adopted categorical standards to assist it in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the Company’s annual proxy statement. The Board shall, however, consider all relevant facts and circumstances with respect to each director in making its independence determinations. A relationship is within the categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but that listing standard does not preclude the Board from making a determination of independence;

•	Is a type of transaction or relationship addressed in Item 404 of Regulation S-K, but that regulation does not require disclosure of the transaction or relationship or permits the omission of the dollar amounts in respect of such transaction or relationship; or

•	Consists of charitable contributions by the Company to an organization of which the director is an executive officer that do not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

A-1

Appendix B
PRIDE INTERNATIONAL, INC.
Audit Committee Charter
Purpose
      The Audit Committee of the Board of Directors (the “Committee”) is constituted and established by the Board to assist the Board in overseeing (1) the integrity of the financial statements of Pride International, Inc. (the “Company”), (2) the compliance by the Company with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s independent auditors and (4) the performance of the Company’s internal audit function. Pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (any such firm is referred to in this Charter as the Company’s independent auditors). The Committee shall have and may exercise all the powers of the Board of Directors, except as may be prohibited by law, with respect to all matters encompassed by this Charter, and shall have all the power and authority required under the Sarbanes-Oxley Act of 2002.
Membership and Meetings
      The Committee shall be appointed by the Board of Directors and shall consist of not less than three members of the Board of Directors, each of whom shall serve at the discretion of the Board. The Committee shall elect a Chairman (unless appointed by the Board). The Board intends that the members of the Committee shall meet the independence, expertise, experience and financial literacy requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC. At least one member of the Committee shall be a person who the Board determines is an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K promulgated by the SEC. Unless otherwise determined by the Board of Directors, no member of the Committee shall simultaneously serve on the audit committees of more than two other public companies.
      The Committee will meet as often as the members shall determine to be necessary or appropriate, but at least quarterly. The Chairman of the Committee, together with other members of the Committee and senior management as appropriate, shall be responsible for developing a written agenda for each meeting. The Chairman shall preside at the meetings of the Committee. In the absence of the Chairman, the majority of the members of the Committee present at a meeting shall appoint a member to preside at the meeting. The Committee shall make regular reports to the Board, and all formal actions of the Committee shall be reported to the Board at or prior to the next regular meeting of the Board, accompanied by any recommendations to the Board approved by the Committee. The Committee may adopt such other rules and regulations for calling and holding its meetings and for the transaction of business at such meetings as may be necessary or desirable and not inconsistent with the provisions of the Bylaws of the Company or this Charter. In addition, the Committee will make itself available to the independent auditors and the internal auditors of the Company as requested.
Authority and Responsibilities
      The independent auditors of the Company are ultimately accountable to the Committee and the Board of Directors. The Committee shall have the sole authority to appoint (subject to stockholder ratification, if applicable) and replace the Company’s independent auditors and to approve all audit engagement fees and terms. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.

      The Committee shall preapprove all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the applicable rules and regulations of the SEC.
      The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permissible non-audit services. The Committee also may delegate such preapproval authority to any of its members. Any decisions of such subcommittees or members to grant preapprovals shall be reported to the full Committee at its next scheduled meeting.
      The Committee shall, to the extent it deems necessary or appropriate:

1. Review and discuss with management and the independent auditors the annual audited financial statements, as well as disclosures made in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K.

2. Recommend to the Board of Directors whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K.

3. Prepare and approve the audit committee report as required by the SEC to be included in the Company’s proxy statement for the annual meeting (or in the Company’s Annual Report on Form 10-K if required to be included therein).

4. Review and discuss with management and the independent auditors the Company’s quarterly financial statements, as well as disclosures made in management’s discussion and analysis of financial condition and results of operations, prior to the filing of the Company’s Quarterly Reports on Form 10-Q, including any matters provided in Statement on Auditing Standards No. 100 arising in connection with the Company’s quarterly financial statements.

5. Review and discuss with management and the independent auditors:

•	Major issues and judgments (i) regarding accounting principles and financial statement presentations or (ii) otherwise made in connection with the preparation of the Company’s financial statements, including significant changes in the selection or application of accounting principles, any major issues concerning the adequacy of the Company’s internal controls, any special audit steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

•	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative methods of generally accepted accounting principles on the financial statements.

6. Review and discuss with management (including the senior internal audit executive) and the independent auditor the Company’s internal control report and the independent auditor’s attestation of the report prior to the filing of the Company’s Annual Report on Form 10-K.

7. Review and discuss reports from the independent auditors on:

•	All critical accounting policies and practices to be used.

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including (1) ramifications of the use of such alternative disclosures and treatments and (2) the treatment preferred by the independent auditors.

•	Other material written communications between the independent auditors and management, such as any management letter provided by the independent auditors and management’s response to that letter, any management representation letter, any reports on observations and recommendations on internal controls, any schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any, and any engagement or independence letters.

8. Review with management the Company’s earnings press releases, including the use of any “non-GAAP financial measures,” as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general (covering, for example, the types of information to be disclosed and the type of presentation to be made).

9. Review with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures and related-party transactions on the Company’s financial statements.

10. Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures; and discuss the Company’s policies and guidelines concerning risk assessment and risk management.

11. Discuss with the independent auditors the matters required to be communicated by the independent auditors pursuant to Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

12. Review with the independent auditors any communication or consultation between the Company’s audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement.

13. Review the disclosures that the Company’s chief executive officer and chief financial officer make to the Committee and the independent auditors in connection with the certification process for the Company’s Reports on Form 10-K and Form 10-Q concerning any significant deficiencies or weaknesses in the design or operation of internal control over financial reporting and any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

14. Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

15. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditors that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethical Practices.

16. Advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethical Practices.

17. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

18. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

19. Review with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

20. Meet periodically in separate executive sessions with management (including the chief financial officer and the chief accounting officer), the internal auditors and the independent auditors and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate.

21. At least annually, obtain and review a report by the independent auditors describing (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1. Evaluate the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner of the independent auditors. In making this evaluation, the Committee shall take into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditors to the full Board of Directors.

22. Confirm the rotation of the lead audit partner, the reviewing partner and other significant audit partners as required by Section 10A(j) of the Exchange Act and the rules of the SEC.

23. Maintain hiring policies for the Company’s employment of the independent auditors’ personnel or former personnel.

24. Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

25. Review the significant reports to management prepared by the internal auditing department and management’s responses.

26. Review with management and the independent auditors the responsibilities, budget and staffing of the internal auditors and any recommended changes in the planned scope of the internal audit. The internal audit function (which may be outsourced to a third-party service provider other than the independent auditor) is intended to provide management and the Committee with ongoing assessments of the Company’s risk management processes and system of internal control. Review the appointment and retention of the senior internal auditing executive.

27. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

28. Review annually the Committee’s own performance.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethical Practices.

      The Committee shall have the authority to engage and obtain advice and assistance from current or independent legal, accounting or other advisors without seeking approval of the Board of Directors. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, compensation to any advisors employed by the Committee, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
      Nothing in this Charter shall be deemed to amend the provisions of the Bylaws with respect to this Committee or other committees of the Board absent a separate resolution of the Board expressly amending the Bylaws.

Adopted: February 24, 2006	/s/ W. Gregory Looser Secretary

PRIDE INTERNATIONAL, INC.
Proxy — 2006 Annual Meeting of Stockholders
August 10, 2006
     The undersigned acknowledges receipt of the Notice of 2006 Annual Meeting of Stockholders and Proxy Statement dated July 14, 2006. Louis A. Raspino and W. Gregory Looser, each with full power of substitution and resubstitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Stockholders of Pride International, Inc. (the “Company”) to be held on August 10, 2006, or any adjournment or postponement of such meeting, and to represent and vote all shares of common stock of the Company that the undersigned is entitled to vote.
(Continued, and to be signed, on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
PRIDE INTERNATIONAL, INC.
August 10, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
     ¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O O	David A.B. Brown J.C. Burton
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Archie W. Dunham Francis S. Kalman
		O	Ralph D. McBride
☐	FOR ALL EXCEPT (See instructions below)	O O	Louis A. Raspino David B. Robson

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006.	☐	☐	☐

This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted in accordance with the instructions specified above and, in the absence of such specifications, will be voted “for” all director nominees and “for” Item 2. If any other business properly comes before the meeting or any adjournment or postponement thereof, this proxy will be voted in the discretion of the proxies named herein.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.